SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Washington Federal, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

WASHINGTON FEDERAL, INC.
425 PIKE STREET
SEATTLE, WASHINGTON 98101-2334
(800) 324-9375

December 7, 2020

Dear Shareholder:

    In light of ongoing developments with the COVID-19 pandemic, the Board of Directors of Washington Federal, Inc. has decided to hold a virtual Annual Meeting of Shareholders. Our Annual Meeting of Shareholders will be conducted live via the Internet this year on Tuesday, January 26, 2021 at 2:00 p.m. Pacific Time. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/WAFD2021. You will not be able to attend the meeting physically. Members of the general public may attend, but not participate, in the Annual Meeting by visiting the previously referenced website.

The virtual Annual Meeting is intended to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost. The meeting format enables engagement with our shareholders, regardless of size, resources, or physical location while safeguarding your health, Board members and management. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/WAFD2021. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. Participants may vote, from within the United States, using any touch-tone telephone by calling 1-800-690-6903 and following the recorded instructions. The attached Proxy Statement provides information on how to participate in the Annual Meeting, how to vote your shares, and explains the matters to be voted upon in detail.

Shareholders can submit questions in writing before or during the Annual Meeting. To submit a question in advance you must go to http://www.proxyvote.com and use your 16-digit control number to be authenticated. To submit a question during the meeting, you must first join the meeting with your 16-digit control number. We intend to answer questions pertinent to Company matters as time allows at the question and answer session following the formal portion of the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Answers to appropriate questions pertinent to meeting matters, including those which were not answered at the meeting due to time constraints, will be posted at www.wafdbank.com/about-us/investor-relations after the meeting.

The meeting webcast will begin promptly at 2:00 p.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:30 p.m., and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call (800) 586-1548 (U.S.) or (303) 562-9288 (International) for assistance.

    We are using the Internet as our primary means of furnishing proxy materials to our shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

     We sincerely hope that you will attend the virtual meeting, but even if you are planning to attend, we strongly encourage you to cast your vote in advance of the meeting. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

    If you have any questions, please do not hesitate to contact us.

Sincerely,
Thomas J. Kelley
Chairman of the Board

WASHINGTON FEDERAL, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
January 26, 2021

WASHINGTON FEDERAL, INC.
425 PIKE STREET
SEATTLE, WASHINGTON 98101-2334
(800) 324-9375

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, JANUARY 26, 2021

NOTICE IS HEREBY GIVEN that we will be hosting our virtual Annual Meeting of Shareholders live via the Internet (at www.virtualshareholdermeeting.com/WAFD2021) this year on Tuesday, January 26, 2021 at 2:00 p.m. Pacific Time, for the following purposes:

1.To elect three directors for a three-year term ending in 2024 or until their successors are elected and qualified;
2.To approve, by a non-binding advisory vote, the compensation of the Named Executive Officers of the Company;
3.To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal year 2021; and
4.To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed November 23, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

By Order of the Board of Directors
Cathy Cooper
Executive Vice President, Retail Banking Group Manager and
Corporate Secretary
December 7, 2020
Seattle, Washington

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO ATTEND THE VIRTUAL EVENT, YOU ARE URGED TO CAST YOUR VOTE AS SOON AS POSSIBLE. INSTRUCTIONS ON HOW TO VOTE VIA THE INTERNET, TELEPHONE OR BY MAIL ARE CONTAINED BELOW UNDER "PROXY VOTING." IF YOU ATTEND THIS VIRTUAL MEETING, YOU MAY VOTE EITHER IN PERSON VIA THE INTERNET OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, JANUARY 26, 2021

This Proxy Statement relating to the 2021 Annual Meeting of Shareholders and the Annual Report to Shareholders for the year ended September 30, 2020 are available for viewing, printing and downloading at www.wafdbank.com.

This Proxy Statement is furnished to the holders of the common stock ("Common Stock"), of Washington Federal, Inc. ("Washington Federal" or the "Company"), the holding company of Washington Federal Bank, National Association, dba WaFd Bank, a national bank, in connection with the solicitation of proxies by the Board of Directors ("Board") of the Company, to be used at the Annual Meeting of Shareholders that will be held live via the Internet at www.virtualshareholdermeeting.com/WAFD2021, on Tuesday, January 26, 2021 at 2:00 p.m. Pacific Time, and at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being sent to shareholders on or about December 7, 2020.

The proxy solicited hereby, if properly executed and returned and not revoked prior to its use, will be voted in accordance with the instructions provided. If no instructions are specified, the proxy will be voted FOR each of the persons nominated to be directors, FOR the approval of the compensation of the Company's Named Executive Officers, FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal 2021, and upon the transaction of such other business as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies. Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, the Board knows of no additional matters that will be presented for consideration at the Annual Meeting.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing written notice with the Secretary of the Company (Secretary, Washington Federal, Inc., 425 Pike Street, Seattle, Washington 98101); (ii) submitting a duly executed proxy bearing a later date; or (iii) attending the live virtual Annual Meeting and notifying the Secretary of his or her intention to vote in person (although attendance at the live virtual Annual Meeting will not in and of itself constitute a revocation of a proxy). Proxies solicited hereby may be exercised only at the live virtual Annual Meeting and any adjournment thereof and will not be used for any other meeting.

The Company's fiscal year end is September 30. All references to 2020 and 2019 represent amounts as of September 30, 2020 and September 30, 2019, or activity for the fiscal years then ended, respectively.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

Only shareholders of record at the close of business on November 23, 2020 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, 75,816,430 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on matters other than the election of directors, for which cumulative voting is permitted, as discussed below under “Proposal 1: Election of Director Nominees.” A majority of the votes entitled to be cast by shareholders represented in person or by proxy is necessary to constitute a quorum.

Vote Required

The election of the Company's directors requires a plurality of the votes represented in person or by proxy at the Annual Meeting. However, the Company’s Board of Directors has adopted a majority vote policy which provides that, in an uncontested election, if an incumbent Director nominee fails to receive a greater number of votes cast “for” the director’s election than “withheld” for such election, the director is required to immediately tender their resignation from the Board to the Company. Upon receipt of the director’s resignation, the Nominating and Governance Committee will make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

The affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the Annual Meeting is required to (i) approve the non-binding resolutions regarding the compensation of the Company's Named Executive Officers, (ii) ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal 2021, and (iii) approve any other business that properly may come before the Annual Meeting.

Because the vote to approve the resolution on Named Executive Officer compensation is non-binding, it will not be binding on the Board. However, the Company will consider the outcome of the votes when determining future executive compensation.

 Effect of Abstentions and Broker Non-Votes

Shareholders who abstain from voting on any or all proposals and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or any other proposal. Consequently, abstentions will have no effect on the votes required to approve the nominees for director or the other proposals being considered at the Annual Meeting.

Banks, brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner of the shares at least ten days prior to the Annual Meeting. A broker non-vote occurs when a bank, broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.

If you are a beneficial owner and you do not provide voting instructions to the bank, broker or other nominee that holds your shares, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Banks, brokers and other nominees have the discretion to vote on routine matters, such as the ratification of the selection of our independent registered public accounting firm (Proposal 3), but do not have discretion to vote on non-routine matters such as the election of directors (Proposal 1) or the non-binding advisory proposal on executive compensation (Proposal 2). A broker non-vote will not affect the outcome of the vote on Proposals 1 or 2. Therefore, if you do not provide voting instructions to your bank, broker or other nominee, your bank, broker or other nominee may only vote any other routine matters properly presented for a vote at the Annual Meeting.

PROXY VOTING

Voting at the Annual Meeting, via the Internet, by Telephone or Mail

Record holders of shares of Company common stock may vote at the annual meeting, via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those record shareholders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. Shareholders electing to vote by mail should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct.

Shareholders whose shares are not registered in their own name are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. Shares held beneficially in street name may be voted by you at the virtual annual meeting as long as you have the 16-digit control number from your record holder so your right to vote such shares can be authenticated at the annual meeting. If you are the beneficial owner of shares held through a broker, or other nominee, please follow the instructions provided by your broker, trustee or nominee.

For those shareholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.

How to Vote

At the Virtual Meeting. Shares held in your name as the shareholder of record may be voted by you online at the Annual Meeting at www.virtualshareholdermeeting.com/WAFD2021 using your 16-digit control number. If you hold shares through a broker, or other nominee, you will need your legal proxy available when you access the virtual meeting web page. If you experience any technical difficulties during the check-in process or during the meeting, please call (800) 586-1548 (U.S.) or (303) 562-9288 (International) for assistance.

By Mail. Shareholders who ask for and receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that will accompany the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.

By Internet before the meeting. For shares registered in your name, you may go to http://www.proxyvote.com to transmit a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on the Notice of Internet Availability of Proxy Materials or the proxy card, as applicable. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired. We must receive votes submitted before the Annual Meeting via the Internet by 11:59 pm EST on January 25, 2021.

By Telephone. You may grant a proxy to vote your shares by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by telephone, call 1-800-690-6903 by 11:59 pm EST on January 25, 2021. Please see the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card, as applicable.

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in “street name,” receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and as the beneficial owner, you have the right to direct your broker on how to vote.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or visiting the website shown on the instruction form received from your broker or bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to: any person or entity known by the Company to be the beneficial owner of 5% or more of the issued and outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage Ownership
Blackrock, Inc.	8,920,386	(1)	11.79%
400 Howard Street San Francisco, California, 94105
Vanguard Group, Inc.	7,490,603	(1)	9.90%
100 Vanguard Boulevard Valley Forge, Pennsylvania, 19482
Dimensional Fund Advisors LP	5,978,014	(1)	7.90%
6300 Bee Cave Road Austin, Texas, 78746
Janus Henderson Group PLC	4,178,657	(1)	5.52%
720 South Colorado Blvd. Suite 900 Denver, CO 80246

1.As disclosed on Forms 13F filed with the SEC for the quarter ended September 30, 2020.

The following table sets forth information as of November 23, 2020 regarding the beneficial ownership by shares of Common Stock by each of the (i) directors, (ii) executive officers named in the Summary Compensation Table and (iii) all directors and executive officers as a group.

Name	Title	# of Shares (1)		Percentage Ownership
Linda S. Brower	Director	61,906		0.08
Stephen M. Graham	Director	3,560		—
David K. Grant	Director	38,993		0.05
Thomas J. Kelley	Chairman of the Board	26,406		0.03
S. Steven Singh	Director	4,623		0.01
Barbara L. Smith	Director	27,693		0.04
Mark N. Tabbutt	Director	88,493		0.12
Randall H. Talbot	Director	39,743		0.05
Brent J. Beardall	Director, President and Chief Executive Officer	346,013	(2)	0.46
Vincent L. Beatty	Executive Vice President and Chief Financial Officer	77,478	(3)	0.10
Cathy E. Cooper	Executive Vice President and Retail Banking Group Manager	74,571	(4)	0.10
James A. Endrizzi	Executive Vice President and Commercial Banking Group Manager	35,278	(5)	0.05
Ryan M. Mauer	Executive Vice President and Chief Credit Officer	36,827	(6)	0.05
Kim E. Robison	Executive Vice President and Operations Manager	59,682	(7)	0.08
All Directors, Executives and Named Executive Officers as a group (14 persons)		921,266	(8)	1.22%

1.Except as indicated in the footnotes to this table, each shareholder named in the table above has sole voting and investment power for the shares shown as beneficially owned by them. This information is based on information furnished by the respective directors and executive officers. The percentage of outstanding shares of Common Stock is based on the 75,816,430 shares of Common Stock issued and outstanding and 1,313 stock options outstanding on November 23, 2020.
2.Mr. Beardall's ownership includes 152,133 shares of unvested restricted and performance-based Common Stock and 25,418 shares of Common Stock held in the Washington Federal 401(k) Plan (the "Retirement Plan").
3.Mr. Beatty's ownership includes 45,733 shares of unvested restricted and performance-based Common Stock.
4.Mrs. Cooper's ownership includes 44,900 shares of unvested restricted and performance-based Common Stock and 8,974 shares of Common Stock held in the Retirement Plan.
5.Mr. Endrizzi's ownership includes 33,820 shares of unvested restricted and performance-based Common Stock and 156 shares of Common Stock held in the Retirement Plan.
6.Mr. Mauer's ownership includes 33,840 shares of unvested restricted and performance-based Common Stock.
7.Mrs. Robison's ownership includes 45,300 shares of unvested restricted and performance-based Common Stock.
8.This includes an aggregate of 34,548 shares held in the Retirement Plan for the benefit of executive officers of the Company's wholly-owned subsidiary, Washington Federal Bank, N.A., dba WaFd Bank (the "Bank"). The trustees of the Retirement Plan are Lisa King - Chair, Brice Bolen, Crystal Conine, Rika Laing and Cory Stewart, who are all employees of the Bank.

Insider Ownership and Trading Guidelines
Each Director is expected to own Common Stock in the amount equivalent to three times the annual amount of director fees received during the fiscal year. Director fees are defined to include all cash received for director and committee meetings attended, all retainer fees received and the market value of any stock awards. All common stock over which the Director has voting rights count toward the ownership guideline. The expectation is that the ownership levels will be reached within 5 years of appointment to the Board.
The Chief Executive Officer is expected to own Common Stock in the amount equivalent to five times his annual base salary. The base salary does not include the value of any retirement contributions, insurance payments, cash bonus payments, or stock options or stock awards. All common stock over which the Chief Executive Officer has voting rights, as well as unvested restricted stock, count toward the ownership guideline. The expectation is that this ownership level will be reached within 5 years of appointment.

Named Executive Officers ("NEOs"), excluding the Chief Executive Officer, are expected to own Common Stock in the amount equivalent to two times their annual base salary. The base salary does not include the value of any retirement contributions, insurance payments, cash bonus, stock options or stock awards. All shares over which the NEO has voting rights, including unvested restricted stock, count toward the ownership guideline. The expectation is that this ownership level will be reached within 5 years of appointment.

All Directors and NEOs are in compliance with the aforementioned ownership guidelines as of the record date.

Directors and employees may not “hedge” their Company stock by engaging in short sales or by trading in any options contracts or other derivative securities relating to Company stock or pledge their Company stock in margin accounts.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Restated Articles of Incorporation of the Company provide that the Board shall be divided into three classes as nearly equal in number as possible, and that the members of each class shall be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year. The number of directors currently authorized by the Company's Amended and Restated Bylaws for the Board is up to nine.

Pursuant to the Company's Restated Articles of Incorporation, at each election of directors every shareholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected. A shareholder may also cumulate his or her votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principle among any number of candidates.

At the Annual Meeting, shareholders will be asked to elect three directors for a three-year term, to continue to serve until their successors are elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated Mark N. Tabbutt, Brent J. Beardall and S. Steven Singh to a three-year term.

There are no arrangements or understandings between the persons named and any other person concerning selection as a nominee for election as a director at the Annual Meeting, and no director or nominee for director is related to any other director or executive officer of Washington Federal by blood, marriage or adoption.

If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of the Company. Alternatively, under such circumstances, the Board may reduce the number of directors of the Company. The Company knows of no reason why any of the nominees may not be able to serve as director if elected.

Information with Respect to Nominees for Director and Continuing Directors

The following tables set forth information relating to continuing directors of the Company and the nominees for election as directors.

Directors with Terms Expiring In 2021

Name	Age	Positions with Washington Federal and Principal Occupation During Past Five Years	Director Since
Mark N. Tabbutt	56	Director; Chairman of Saltchuk since October 2008. Saltchuk is a Seattle-based family of transportation and distribution companies focused on North America and is one of the largest privately held companies in the state of Washington. Mr. Tabbutt has experience in acquisitions, strategic planning, financing, capital allocation and managing a diversified group of companies.	2011
Brent J. Beardall	49	Director; President and Chief Executive Officer since April 2017; President since July 2016; Other prior roles since 2001 include: Controller, Chief Financial Officer and Chief Banking Officer. Mr. Beardall has worked in the banking industry for over 25 years and has experience in virtually all aspects of the business. As Chief Executive Officer he provides practical advice on the operational impact of board policy making and strategy development.	2017
S. Steven Singh	59	Director; Managing Director of Madrona Venture Group since January 2020. From May 2017 to May 2019, Mr. Singh served as the Chairman and Chief Executive Officer of Docker, Inc., a privately held provider of an open source software container platform. Prior to Docker, Mr. Singh was CEO of Concur Technologies, Inc. from 1996 to 2014, a travel and expense management software company and one of the first SaaS solutions on the market, and Chairman from 1999 to 2014. Mr. Singh has over 20 years of senior executive experience in building and scaling world-class software companies including some of the most successful brands in technology, including serving as President of Business Networks & Applications and a member of the Executive Board of SAP SE, which acquired Concur in 2014. Mr. Singh has been a member of the board of directors of DocuSign, Inc., a publicly traded company enabling business to digitally prepare and execute agreements, since August 2018, Chairman of the Board of Directors of Talend SA, a publicly traded enterprise data integration software vendor, since November 2017 and a member of its board since October 2016, and serves as Chairman of the Board of Center ID, which offers small business spend management solutions, and Modumental Inc., a materials manufacturer. Additionally, since October 2019, Mr. Singh serves on the board of directors of Clari, a privately held provider of revenue operations solutions.	2018

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE DIRECTOR NOMINEES LISTED ABOVE

Directors with Terms Expiring In 2022

Name	Age	Positions with Washington Federal and Principal Occupation During Past Five Years	Director Since
Linda S. Brower	67	Director; Former Executive Vice President and Chief Administrative Officer at Washington Federal Bank from 2003 until her retirement in 2016. Her extensive banking career spans four decades including past leadership roles at Bank of America and US Bank. She has expertise in bank information technology, compliance, human capital and operations. Ms. Brower’s industry expertise is helpful in the execution of the Board’s responsibilities of evaluating management’s performance and the strategic positioning of the Company for long-term success.	2019
Thomas J. Kelley	72	Chairman of the Board; Former Managing Partner of the Moscow Russia office of Arthur Andersen from 1997 to 2002 with overall management responsibility for the audit, tax and consulting practices in Moscow and the audit practice in nine offices in the former Soviet Union countries. From 2002 to 2012 Mr. Kelley served on the faculty at the Albers School of Business at Seattle University. Mr. Kelley's financial expertise is a necessary component of the board. His career in finance and public accounting was centered on the audit of financial services firms.	2005
Barbara L. Smith	71	Director; Owner Barbara Smith Consulting since 1992 providing expertise in leadership development, strategic planning, group dynamics, organization change and executive coaching. Ms. Smith has a Ph.D. in organizational psychology from the University of Washington and has taught classes at the University of Washington and Seattle University in these subjects. Her background is most useful to the board in assessing the leadership ability of management, the health of the corporate culture and overall effectiveness of the organization.	2006

Nominees for Three Year Terms Expiring In 2023

Name	Age	Positions with Washington Federal and Principal Occupation During Past Five Years	Director Since
Stephen M. Graham	69	Director; Senior Partner of the law firm of Fenwick & West LLP. During his forty-two-year career, in addition to Fenwick, Mr. Graham has been a partner at the AmLaw 100 law firms of Orrick and Perkins Coie. Mr. Graham is a Yale Law School graduate and spent six years as co-chair of the Securities and Exchange Commission's Advisory Committee on Small and Emerging Companies and serves on the Board of Trustees of the Fred Hutchinson Cancer Research Center and the Board of Directors of the Institute for Systems Biology.	2019
David K. Grant	67	Director; Managing Partner of Catalyst Storage Partners, a real estate investment and asset management business since November 2007. Former Chief Executive Officer of Shurgard, Inc. until acquired by Public Storage in August 2006. In addition to his operating experience in managing complex and successful businesses, Mr. Grant is a former Certified Public Accountant with substantial experience reviewing and understanding financial statements, SEC reporting, complex real estate transactions and internal controls.	2012
Randall H. Talbot	67	Director; Managing Director of Talbot Financial LLC, an investment advisory firm since June 2010. Mr. Talbot served as Director, Chief Executive Officer and President of Symetra Financial Corporation from 2004 to June 2010, and as Director of Concur Technologies, Inc. from March 2008 to November 2014. Mr. Talbot joined the former parent of Symetra Financial Corporation, Safeco Corporation, in 1998, and from 1998 to 2004 he served as President of Safeco Life Insurance Company. Mr. Talbot has experience in the areas of commercial real estate finance, investments, insurance, risk management, SEC reporting and financial management.	2012

Executive Officers

The following table sets forth information concerning the executive officers of the Company as of September 30, 2020 (excluding the President and CEO Brent J. Beardall, whose information is included above under Directors). Executive officers of the Company are elected by the Board on an annual basis and serve until their successors have been duly elected and qualified.

Name	Age	Positions with Washington Federal and Principal Occupation During Past Five Years
Vincent L. Beatty	60	Executive Vice President and Chief Financial Officer since October 2017; Senior Vice President and Chief Financial Officer from May 2016 to October 2017; Chief Financial Officer for the Federal Home Loan Bank of Seattle from 2008 to June 2015.
Cathy E. Cooper	54	Executive Vice President and Retail Banking Group Manager since September 2016; Corporate Secretary since October 2018; Senior Vice President and Retail Client Experience February 2016 to September 2016; Senior Vice President and Marketing Communications Manager from 2009 to February 2016.
James A. Endrizzi	47	Executive Vice President and Commercial Banking Group Manager since October 2020; Senior Vice President and Commercial Banking Group Manager since October 2019; Senior Vice President and Deputy Commercial Banking Group Manager from March 2019 to October 2019; Senior Vice President and Commercial Division Manager from September 2015 to March 2019; Executive Vice President of Direct Borrower Originations at A10 Capital prior to September 2015.
Ryan M. Mauer	49	Executive Vice President and Chief Credit Officer since October 2020; Senior Vice President and Chief Credit Officer since October 2019; Senior Vice President and Deputy Chief Credit Officer from March 2019 to October 2019; Senior Vice President and Commercial Division Manager from May 2014 to March 2019.
Kim E. Robison	50	Executive Vice President and Operations Group Manager since April 2017; Senior Vice President and Deposit Operations Group Manager from January 2016 to April 2017; Senior Vice President and Training Manager from October 2014 to January 2016; Vice President and Training Manager from October 2010 to October 2014.

Delinquent Section 16(a) Reports

Under Section 16(a) of the Exchange Act, the Company's directors and executive officers and any persons holding more than 10% of the outstanding Common Stock ("Reporting Person") of the Company must report their ownership of the Company's securities and any change in that ownership to the SEC by specific dates. Based solely on reviewing the reports filed by the Reporting Persons and the written representations from the Company's directors and executive officers, the Company believes that during the fiscal year ended September 30, 2020 the Reporting Persons met all applicable Section 16(a) filing requirements.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The Board held a total of six meetings and acted by unanimous written consent one time during the last fiscal year. No incumbent director attended fewer than 75% of the Board meetings and Board committee meetings (for committees on which he or she served) held during his or her tenure in office during the last fiscal year. Although the Company does not have a formal policy regarding attendance by directors at annual meetings of shareholders, directors are expected to attend such meetings. All directors who were on the Board at the time of the 2020 Annual Meeting were present.

The Board has established various committees, including an Executive Committee, an Audit Committee, a Nominating and Governance Committee, a Regulatory Compliance Committee, a Risk Management Committee, a Compensation Committee and an Information Technology Committee. A copy of each of the Committee's Charters is available on the Company's website at www.wafdbank.com. The Board has affirmatively determined that excluding Mr. Beardall, all of the Company's directors are independent pursuant to the listing requirements of the Nasdaq Stock Market LLC ("NASDAQ"). The independent directors hold an executive session at least one time each year. The Board also has affirmatively determined that each member of the Audit Committee, Regulatory Compliance Committee, Compensation Committee, Nominating and Governance Committee, Risk Management Committee and Information Technology Committee of the Board is independent within the meaning of applicable laws and regulations and the listing requirements of NASDAQ. The Board also has affirmatively determined that two members of the Audit Committee are audit committee financial experts as defined by the SEC.

The Board selects certain members to serve on its Executive Committee. The present Executive Committee consists of Messrs. Kelley - Chair, Beardall, Tabbutt and Talbot. The Executive Committee is authorized to exercise all the authority of the Board in the management of the Company between board meetings unless otherwise provided by the Amended and Restated Bylaws. The Executive Committee did not meet during the past fiscal year.

The Audit Committee during fiscal year 2020 consisted of Messrs. Grant - Chair, Kelley and Graham. The Audit Committee's primary responsibilities include review of all financial reports, oversight of the internal audit function, appointment of independent auditors, pre-approval of all services performed by the independent registered public accountants and review of all related party transactions. The Audit Committee met on four occasions during the past fiscal year.

The Compensation Committee during fiscal year 2020 consisted of Dr. Smith - Chair and Messrs. Grant and Singh. No member of the Compensation Committee has served as an officer or an employee of Washington Federal or its subsidiaries. The Compensation Committee is responsible for all personnel and compensation related matters and makes policy recommendations to the Board. Further, the Compensation Committee is responsible for recommending to the Board grants of stock options and restricted shares. The Compensation Committee met three times during the past fiscal year.

The Risk Management Committee during fiscal year 2020 consisted of Messrs. Talbot - Chair, Grant and Tabbutt. The Risk Management Committee is responsible for providing ongoing review, guidance and oversight of the Company's loan review and enterprise risk management functions, including recommending risk tolerance limits to the Board. The Risk Management Committee met four times during the past fiscal year.

 The Nominating and Governance Committee during fiscal year 2020 consisted of Messrs. Talbot - Chair, Graham and Tabbutt. The Nominating and Governance Committee is responsible for establishing and overseeing the general responsibilities and functions of the Board, to assist the Board in identifying and qualifying individuals to serve as directors and to approve nominations for their election. The Nominating and Governance Committee met once during the past fiscal year.

The Regulatory Compliance Committee during fiscal year 2020 consisted of Mr. Graham - Chair, Dr. Smith and Ms. Brower. The primary responsibility of the Regulatory Compliance Committee is to monitor the Company's and all subsidiaries compliance with all applicable laws and regulations. The Regulatory Compliance Committee met six times during the past fiscal year.

The Board established an Information Technology Committee on October 29, 2019. The Information Technology Committee consists of Messrs. Singh - Chair and Talbot and Ms. Brower. The primary responsibility of the Information Technology Committee is to provide ongoing review, guidance and oversight of the Company's strategic plans regarding technology. The Information Technology Committee met three times during the past fiscal year.

Board Leadership Structure and the Board's Role in Risk Oversight

The leadership structure of the Board currently consists of an independent Chairman of the Board. Mr. Thomas Kelley brings to his role as Chairman knowledge regarding the history, strategy, business and operations of the Company. Chairman Kelley coordinates the agenda and previously served as the Audit Committee Chair.

The Company's Board endorses the view that one of its primary functions is to protect shareholders' interests by providing oversight of management, including the Chief Executive Officer. With the increasing amount of responsibility placed on our Board of Directors, the Company determined it would be beneficial to have a separate chairman whose sole job was leading the Board. Accordingly, in 2017 the Board separated the positions of Chairman of the Board and the Chief Executive Officer. However, the Board does not believe that mandating a particular structure is necessary to achieve effective oversight, and the Board retains the authority to modify this structure when and if appropriate in the best interest of our shareholders.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including credit risk, interest rate risk, liquidity risk, operations risk, regulatory risk, strategic risk and reputational risk. The Board is responsible for establishing the Company's risk appetite and setting appropriate risk policies. Management is responsible for managing the Company's risks on a day-to-day basis.

The Risk Management Committee is responsible for providing ongoing review, guidance and oversight of the Company's enterprise risk management function. The Company's Chief Risk Officer reports directly to the Risk Management Committee. In addition, the Manager of the Company's Internal Audit Department reports directly to, and meets regularly with, the Audit Committee. The Loan Review Department reports directly to, and meet regularly with the Risk Management Committee. Executive Management attends all board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. Executive Management and the Board work together to provide strong oversight of the Company's management and affairs through its standing committees, Board meetings and Independent director meetings.

Selection of Nominees for the Board

The Nominating and Governance Committee considers candidates for director suggested by its members, other directors of the Company, as well as management and shareholders. The Nominating and Governance Committee may also solicit prospective nominees. In addition, nominees for election as director may be obtained in connection with acquisitions by the Company. A shareholder who desires to recommend a prospective nominee for the Board should notify the Company's Corporate Secretary or any member of the Nominating and Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating and Governance Committee also considers whether to nominate any person recommended pursuant to the provision of the Company's Amended and Restated Bylaws relating to shareholder nominations, which is described under “Shareholder Nominations” below. The Nominating and Governance Committee has the authority to retain a third-party search firm to help identify and evaluate potential nominees.

Director Qualifications

In making recommendations for nominees to the Board, the Nominating and Governance Committee reviews and considers the qualifications, strengths and abilities of the potential candidate for nomination. In deciding whether to recommend the re-nomination of an incumbent director whose term is expiring at an upcoming meeting or the nomination of new directors who may have previously served as officers of Washington Federal, the Nominating and Governance Committee considers their prior performance as directors of the Company in addition to the candidates' other qualifications. For new candidates, the review process may require additional evaluation and consideration.

The Nominating and Governance Committee works with the Board to identify the particular qualities and abilities that Washington Federal seeks in its directors generally, and the mix of experience, expertise and attributes that are sought or required for the Board as a whole. Desirable personal qualities include integrity, business acumen and industry knowledge. Accordingly, the Board in selecting nominees will consider criteria such as financial, regulatory and business experience; familiarity with, and participation in local communities served by the Company; integrity, honesty and reputation; dedication to the Company and its shareholders; and any other factors the Board deems relevant, including age, diversity, size of the Board and regulatory disclosure obligations. All candidates for nomination are evaluated against these target qualities and attributes, as well as the Board's particular needs at the time.

Board Diversity
The following chart depicts the diversity of our Board members.

Director Retirement

The Board has adopted a director retirement policy that provides that no person will be nominated by the board of directors to serve as a director following the date he or she turns 72 years of age.

Shareholder Nominations

Pursuant to Article IV, Section 4.15 of the Company's Amended and Restated Bylaws, shareholders may nominate persons for election to the Board by submitting such written nominations to the Secretary of the Company at least ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding Annual Meeting of Shareholders of the Company. The Secretary of the Company will promptly forward all nominations to the Nominating and Governance Committee. Such shareholder's notice shall set forth: (a) the name and address of the shareholder making the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director, if elected. Once the Nominating and Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements set forth in the Company's Amended and Restated Bylaws, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. If a nomination is made in accordance with applicable requirements, then ballots will be provided for use by shareholders at the shareholder meeting bearing the name of such nominee or nominees. No nominations for election as a director at the upcoming Annual Meeting were submitted to the Company in accordance with the foregoing requirements.

Communications with the Board

The Board provides every shareholder the ability to communicate with the Board as a whole and with individual directors on the Board. Shareholders who wish to do so may send written communications to the following address: Board of Directors-Shareholder Communications, c/o Secretary, 425 Pike Street, Seattle, Washington 98101. The Secretary will forward such communication to the director or directors to whom they are addressed.

Code of Conduct and Ethics

The Company maintains a Code of Ethics that covers all directors, officers and employees of Washington Federal and its subsidiaries. The Code of Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honesty and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the best interest of the Company and its subsidiaries. In addition, the Company maintains a separate Code of

Ethics for Senior Financial Officers that imposes specific standards of conduct on persons with financial reporting responsibilities at the Company. Each senior financial officer of the Company, including its Chief Executive Officer and Chief Financial Officer, is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Financial Officers. A copy of the Director and Employee Code of Ethics and Code of Ethics for Senior Financial Officers can be viewed on Washington Federal's website at www.wafdbank.com. A waiver of such codes for an executive officer or director may be made only by the Board and must be promptly disclosed as required by SEC or NASDAQ rules. The Company will disclose any such waivers, as well as any amendments to the code on its website. No such waivers were requested or granted during 2020 or 2019.

Compensation Committee Interlocks And Insider Participation

No member of the Compensation Committee was an employee or former employee of the Company or any of its subsidiaries. During fiscal 2020, none of the Company's executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity one of whose executive officers served on the Compensation Committee; (2) a director of another entity one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on the Company's Board.

Related Person Transactions

The Company's wholly-owned subsidiary, Washington Federal Bank, National Association, dba WaFd Bank (the "Bank") will from time to time make loans to directors, executive officers and employees at prevailing market interest rates. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank or the Company and that do not involve more than the normal risk of collectability or present other unfavorable features. As of September 30, 2020, there are six loans outstanding to, or guaranteed by, directors. The loans were made at market terms to the directors or their affiliates. The loans are performing in accordance with contractual terms. There is additionally outstanding two residential loans to Named Executive Officers. These loans were made at market terms and are performing in accordance with contractual terms.

The Company is also subject to Regulation O of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 215, which governs extensions of credit by the Company to its executive officers and directors, and has in place a Regulation O policy to ensure any extension of credit to an executive officer or director is in compliance with the requirements of Regulation O. The policy requires that all extensions of credit to executive officers or directors be approved by a majority of the disinterested members of the Board of the Company prior to origination.

The Company regularly monitors its business dealings and those of its directors and executive officers to determine whether any existing or proposed transactions would require proxy disclosure under Item 404(a) of Regulation S-K. In addition, our Code of Conduct requires the directors and executive officers to notify the Company of any relationships or transactions that may present a conflict of interest, including those involving family members. If a transaction is identified, the Company determines if the transaction should be permitted and the disclosure required.

In accordance with its written charter, the Audit Committee reviews, approves and ratifies any newly originated related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in the Company's filings with the SEC pursuant to Item 404 of Regulation S-K. In considering any related person transaction, the Audit Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with the Company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Audit Committee also considers its fiduciary duties, obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Audit Committee reports its determination regarding any related person transaction to the Company's Board. All new related person transactions are approved by a majority of the disinterested members of the Board and reported to the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee performs a critical role in the Company's financial reporting system by overseeing and monitoring management's and the independent auditor's participation in the financial reporting process. The Audit Committee is governed by a charter adopted by the Board, and during the fiscal year, fulfilled its duties and responsibilities as outlined in its charter. A copy of the Audit Committee's charter is available on the Company's website at www.wafdbank.com.

The Audit Committee is comprised solely of independent directors as defined by Nasdaq listing standards and Rule 10A-3 of the Securities and Exchange Act of 1934. Both Chairman Grant and Committee member Kelley have sufficient knowledge in financial and auditing matters to understand the Company's financial reports to serve on the Audit Committee and have been designated by the Board as “Audit Committee Financial Experts” in compliance with the criteria established by the SEC.

The independent auditors have reviewed the financial information included in the Company's quarterly reports on Form 10-Q prior to the filing of such reports with the SEC and such reviews have been discussed with the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed in accordance with applicable auditing standards, including the matters required by Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), issued by the Public Company Accounting Oversight Board ("PCAOB"), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants as required by the PCAOB and has discussed with the independent registered public accountants their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Washington Federal's Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for filing with the SEC.

The Audit Committee also has selected Deloitte & Touche, LLP as the independent registered public accounting firm for fiscal year 2021 as more fully described in this Proxy Statement under the caption “Proposal 3: Ratification of appointment of independent auditors.”

AUDIT COMMITTEE

David K. Grant, Chairman
Stephen M. Graham
Thomas J. Kelley

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Board appoints annually the Compensation Committee, which is responsible for establishing and overseeing the Company's executive compensation programs, including the following:

•Annually reviewing and recommending to the Board executive compensation, including the compensation of the CEO and other Named Executive Officers, including base salaries, incentive awards and equity-based awards;
•Overseeing and administering the Company's short-term incentive compensation plans;
•Overseeing and administering the Company's long-term, equity-based compensation plans;
•Overseeing the Company's 401(k) and other benefit plans;

This discussion in this Compensation Discussion and Analysis (“CD&A”) focuses on our CEO, CFO and the three most highly compensated executive officers (other than our CEO and CFO) for the past fiscal year. These officers are collectively referred to herein as our Named Executive Officers, or "NEOs."

On behalf of the Board, the Compensation Committee seeks to assure that compensation paid to the NEOs, including the CEO, is fair, reasonable and competitive, and is linked to protecting and increasing shareholder value.

Executive Compensation Philosophy

The Board and its Compensation Committee believe the intent of executive compensation and the Company's benefit programs is to both encourage and reward behaviors that ultimately contribute to the achievement of the Company's strategic goals and produce maximum value to its shareholders over the long term. The following core principles are used to guide decisions regarding these programs:

•Executive compensation must be competitive with relevant markets where the Company competes for employees, to ensure that the Company is able to attract, retain and motivate top performing executive officers;
•The interests of executives should be aligned with those of the Company's shareholders;
•Incentives are to be provided to promote the achievement of operating goals as a step toward fulfilling long-term strategic objectives;
•Rewards should be linked to both company-wide performance and individual performance;
•Executive compensation should be perceived to be fair by parties with interests in the Company's success; and
•Programs must be designed to ensure that the Company is not exposed to excessive risks.

To achieve the objectives of the organization within the parameters of these core principles, the Board and its Compensation Committee have determined that the Company's executive compensation program should consist of the following elements:

•Base Salary - Base pay opportunities are competitive with other relevant organizations in the markets where the Company competes for employees. Individual pay determinations involve consideration of incumbent qualifications and performance.
•Short-Term Incentives - Executive management has a significant portion of competitive targeted annual cash compensation at risk, contingent upon meeting pre-defined profitability goals. This plan is structured as a profit sharing plan rather than a bonus plan tied to individual performance measures. This ensures that executives are rewarded with a short-term bonus only when the Company's profitability goals are achieved.
•Long-Term Incentives - Executive management has a significant portion of its competitive total compensation opportunity linked to increases in shareholder value.

•Benefits - The Company assists executive management in meeting important needs such as retirement income, health care, survivor income, disability income, time-off and other needs through competitive, cost-effective, organization-sponsored programs that provide employees with reasonable flexibility in meeting their individual needs.
Decisions regarding the Company's executive compensation program, as well as individual pay decisions, are made in the context of the Company's principles and its ability to pay, as determined by its financial results.

Role of the Compensation Committee

The Compensation Committee is responsible for, among other things, developing executive compensation recommendations for approval by the Board. As part of its responsibilities, the Compensation Committee reviews and establishes compensation for all of the Company's executive officers and reviews these decisions with the Board as appropriate.

The Compensation Committee is comprised entirely of directors who meet the independence requirements as defined by applicable NASDAQ rules and are deemed “non-employee directors” under Rule 16b-3 of the Exchange Act, as amended.

A key objective of the Compensation Committee is to further the core compensation principles described above through a compensation structure comprised of base salary and long-term and short-term incentive-based compensation. Since the majority of total compensation is incentive based, a direct link is established between executive compensation and the long-term performance of Washington Federal.

In making its recommendations to the Board concerning executive compensation, the Compensation Committee reviewed relevant market data on the financial performance of both national and regional financial institutions, specifically banks, which the Company views as its peer group. Such data is used as a point of reference but is not the deciding factor in establishing appropriate compensation for executive officers of Washington Federal, due to the variety of circumstances, financial performance, geography and business plans of the peer group institutions.

The Compensation Committee has the authority to directly engage outside consultants. For fiscal year 2020, the Compensation Committee directly retained the services of Pearl Meyer as a compensation consultant to assist with an evaluation of the competitiveness of our overall executive compensation for the CEO and all NEOs. The Compensation Committee assessed the independence of Pearl Meyer and determined that their work did not raise any conflict of interest.

Benchmarking

Peer group benchmarking is used as one data point by the Compensation Committee in making executive compensation decisions. To determine competitiveness in the Company's market, the Compensation Committee was provided with a detailed analysis of proxy statements from 20 peer group companies. The Company's peer group for the 2020 fiscal year analysis consisted of a similarly sized financial institutions ranging in asset size from $13 billion to $32 billion (the "Peer Group"), which were as follows:

Western Alliance Bancorporation, UMB Financial Corp., Umpqua Holdings Corp., United Bankshares, Inc., Fulton Financial Corp., BancorpSouth Bank, Old National Bancorp, Simmons First National Corp., First Midwest Bancorp, Inc., Ameris Bancorp, Atlantic Union Bankshares Corp., Independent Bank Group, Inc., Glacier Bancorp, Inc., Home BancShares, Inc., First Interstate Bancsystem, Inc., Columbia Banking System, Inc., Trustmark Corp., United Community Banks, Inc., Banner Corp., and Independent Bank Corp.

Total Compensation

    Total executive compensation is tied to performance and is structured to ensure focus on financial results, shareholder return, individual performance, and the responsibility and experience of executive officers.
    In considering fiscal year 2020 executive compensation decisions, the Compensation Committee with the assistance of Pearl Meyer conducted a benchmark study using the most recent proxy data for each of the companies in the Peer Group. The Compensation Committee concluded that the pay positioning and overall compensation levels of the Company’s NEOs are within competitive norms. The evaluation included a market study of certain senior management positions, including the NEOs, and determined at that time that the CEO’s target compensation was 78% of the median for the Peer Group, and that the other NEOs combined were at 92% of the median target compensation of the Peer Group. Based on these results, and the historical advisory shareholder votes on the compensation of NEOs, the Compensation Committee did not recommend any significant changes to the Company’s executive compensation philosophy for fiscal year 2020.
The Compensation Committee of the Board evaluates the individual performance of the NEOs based primarily on the specific contributions of each NEO to the accomplishment of the following qualitative and quantitative criteria. For the NEOs other than the CEO, the Compensation Committee relies upon the recommendations of the CEO based on his interactions with, and assessment of, performance of each executive. These positions include: Chief Financial Officer ("CFO"), Chief Credit Officer ("CCO"), Retail Banking Group Manager (“RBGM”), Commercial Banking Group Manager (“CBGM”) and Operations Manager ("OM"):

	CEO	CFO	CCO	RBGM	CBGM	OM
Asset and liability management	x	x
Asset generation	x			x	x
Asset quality	x	x	x	x	x
Client service & external relations	x	x	x	x	x	x
Compliance with laws and regulations	x	x	x	x	x	x
Deposit mix	x	x		x	x	x
Financial performance	x	x	x	x	x	x
Human capital development	x	x	x	x	x	x
Internal Controls	x	x	x	x	x	x
Investment portfolio	x	x
Leadership & internal communications	x	x	x	x	x	x
Strategic planning	x	x	x	x	x	x

The Compensation Committee chose these criteria to ensure integration and alignment of individual performance with the Company's performance. The criteria for the CEO are most closely linked to the Company's objectives since the Chief Executive Officer bears overall responsibility for the Company's success. Criteria for the other NEO's differ based on each officer's ability to contribute to the Company's performance.

The Company's compensation policies do not employ a specific formulaic approach for evaluating or adjusting individual NEO compensation. Job performance and compensation of the CEO is subjectively determined by the Compensation Committee taking into account the broad criteria set forth above. Job performance and compensation of the other NEOs is subjectively determined by the CEO and reviewed with the Compensation Committee taking into account the broad criteria set forth above.

In order to align executive compensation with shareholder interest, it is the philosophy of the Board that the majority of NEO potential compensation be incentive-based and at-risk. In 2020, 64% of the CEO’s total potential compensation was at-risk, while the total potential at-risk compensation was 55% for the other NEOs who served in their role for the full fiscal year 2020. Total compensation paid and earned by each NEO in fiscal 2020 was consistent with the Company's financial performance, the individual performance of each NEO, the responsibilities and experience of the NEO, market conditions, and shareholder returns.

Elements of Compensation

Base Salary

Base salaries for the NEOs are determined based on job responsibilities, level of experience and individual performance. In making its recommendations to the Board, the Compensation Committee reviews market data with respect to the Company's Peer Group to assess the competitiveness of the base salary of the NEOs. Such information is used as a point of reference; however, it is not the deciding factor in establishing appropriate base salaries due to the lack of precise comparability.

Merit pay adjustments to base salary are considered annually for each NEO. When making adjustments to the base salary of the CEO, the Compensation Committee considers the job performance and contribution to the successful operation of the Company by the CEO. When making adjustments to the base salaries of the other NEOs, the Compensation Committee relies upon the recommendation of the CEO based on his knowledge of and the performance of each of the NEOs. Executive base salaries are intended to be at levels that will attract, retain and motivate the necessary management expertise to successfully execute the Company's business plan, but are not targeted at specific levels.

In determining individual base salary adjustments, the Compensation Committee also considered the contributions of each NEO to the success of the Company and salaries for comparable positions at other institutions.

Annual Incentive Compensation

An annual incentive compensation program has been established for the NEOs. Eligibility for the annual incentive program is restricted only by excluding employees who are not in good standing with the Company. All NEOs were, and are, in good standing with the Company. Consistent with the overall compensation philosophy of linking incentive awards to Company-wide and individual performance, the incentive plan is designed to provide performance-based annual cash compensation based on the achievement of annual performance targets approved by the Compensation Committee with the concurrence of the Board.

A short-term incentive compensation plan (“Short-term Incentive Plan”) was established for the NEOs by the Compensation Committee for fiscal 2020. The Short-term Incentive Plan was structured as a profit-sharing plan, that would provide an incentive compensation opportunity for the NEOs if the Company achieved its annual profitability target. For NEOs other than the CEO, the incentive opportunity under the Short-term Incentive Plan ranged from 0% to 100%, with a targeted payout (the “Target”) equal to 50% of base salary. The incentive opportunity for the CEO ranged from 0% to 150% of base salary, with a targeted payout equal to 75% of base salary.

For NEOs, 100% of the Short-term Incentive Plan opportunity for 2020 was based on earnings per share (“EPS”) levels that were pre-established by the Compensation Committee. The threshold EPS level was established at $2.62, with a target EPS of $2.75, and a maximum level of $2.89. No bonus would be payable to any NEO if the threshold was not met. During 2020, the Company achieved net income of $173,438,000, or EPS of $2.26. According to the formula established by the Compensation Committee, the NEOs did not earn any payout under the Short-term Incentive Plan.

In the past 3 fiscal years, payouts have ranged from 0-100% of base salary for NEOs, with the exception of the current CEO, whose payouts during that time ranged from 0-150% of base salary. Actual payouts averaged 53% of base salary for the NEOs and averaged 79% of base salary for the CEO during that period.

For 2021, the Compensation Committee has approved a short-term incentive plan that will have threshold, target and maximum annual incentive amounts expressed as a percentage of base salaries similar in concept to prior years. The target for earnings per share is tied directly to the Board approved business plan and requires growth in earnings per share before any bonus is earned.

Long-Term Incentives

Long-term equity incentives, primarily restricted stock awards and performance shares granted under the shareholder-approved 2020 Incentive Plan, are intended to focus the efforts of NEOs on activities that are necessary to ensure the Company’s long-term success, as reflected in an increase in the Company’s stock price over a period of years. In fiscal 2020, each of the NEOs received an award of restricted stock and performance shares. For all NEOs, the mix of awards was 40% in restricted stock and 60% in restricted performance shares. The restricted stock vests over a three-year period.

The restricted performance shares vest in proportional amounts over a three-year period, subject to meeting certain total shareholder return targets pre-established by the Compensation Committee. For performance shares granted in fiscal 2020, the performance criteria require a 25% eligible share payout for a total annual shareholder return of 9%, a 50% eligible share payout for a total annual shareholder return of 10%, a 75% eligible share payout for a total annual shareholder return of 11% and a 100% eligible share payout for a total annual shareholder return of 12% or greater. If total annual shareholder return is less than 9%, none of the performance shares eligible for vesting that year are earned. Based on the annual shareholder return of minus 41% for 2020, the NEOs earned none of their share allocations related to the eligible fiscal year 2018, 2019 and 2020 performance share grants.
The Compensation Committee determined the amount of awards for each NEO on an individual basis based on its subjective assessment of each NEO's relative performance and value to the organization, taking into consideration the recommendations of the Chief Executive Officer for the other NEOs, and taking into consideration the goal of the Compensation Committee that the majority of each NEOs compensation be at-risk. The Compensation Committee confirms achievement of the performance-based awards in October of each year based on the prior fiscal year’s performance and grants new awards based on the new performance goals set by the Compensation Committee.

The Board believes that these long-term incentive awards help align the interests of Washington Federal's executives with those of its shareholders through potential stock ownership. Future awards to the NEOs are expected to include a contingent award that will also be earned over multiple years based upon performance criteria consistent with the terms of the Company's Incentive Plan. The Compensation Committee and the Board consider stock awards to be a key piece of executive compensation and reviews the appropriateness of such awards annually in light of performance.

The Board implemented a three-year “clawback” policy applicable to all executive officers. The policy provides that, in addition to any other remedies available to the Company under applicable law, the Company may recover (in whole or in part) any incentive compensation, whether paid in cash, stock or other equity, awarded to an executive, whether or not the executive is still employed by the Company, if the Board or any committee of the Board determines that the Company's financial reporting is required to be restated as a result of any fraud or intentional misconduct by the executive(s) and the Board determines that a lower amount of incentive compensation would have been paid to the executive(s) based upon the corrected accounting restatement.

Change in Control Agreements

In order to provide market-competitive compensation packages and to thereby attract and retain the Company's executives, the Company has entered into change of control agreements with its NEOs, which offers severance and change of control benefits to such executives if they are terminated in connection with a change of control event. See Potential Payments Upon Change in Control below.

Perquisites

In fiscal 2020, perquisites were provided to certain executive and senior officers. Perquisites are given to executive and senior officers based upon their role in the Company and the business advantage gained by the use of perquisites. The Company provided the following perquisites to NEOs:

The Company provided Supplemental Long-Term Disability coverage to NEOs that provides for $4,000 in monthly income in the event a long-term disability is suffered and prevents continued employment. The annual benefit cost was approximately $1,300 for each policy.

NEOs were also provided with a Supplemental Long-Term Care policy. The annual cost of the coverage was approximately $1,600 per person.

Each NEO received membership to a downtown club that was used for business-related marketing. The annual cost to the Company of each membership was approximately $2,500.

Parking is also provided for each NEO at a cost of approximately $3,000 per year. Disclosure of these perquisites are included in the Summary Compensation Table under “Other.”

Retirement Plans

The Washington Federal 401(k) (referred to as the "Retirement Plan") is a defined contribution plan in which all employees of the Company's operating bank subsidiary with over 1,000 hours worked are eligible to participate. Historically and also in fiscal 2020, the Company has contributed 11% of an employees' eligible base salary into the plan on his or her behalf. Company contributions vest ratably over six years; after six years of consecutive employment all contributions are 100% vested.

During fiscal 2020, the Company contributed 11% of each NEO's eligible base salary into the Retirement Plan. These amounts are included in the Summary Compensation Table under “All Other Compensation.” Amounts exceeding IRS "Top-Heavy” rules are paid directly to the affected executive on a pre-tax basis.

The Company has a guaranteed safe harbor matching contribution equal to 100% of the first 4% of compensation that employees (including NEOs) contribute to their account. In addition to the new match being guaranteed, all safe harbor matching contributions are immediately vested. The new match is not subject to the six-year vesting schedule of the current profit-sharing contribution. This provides participants more investment flexibility. The Company anticipates that in the future, all eligible employees will continue to receive an annual discretionary profit-sharing contribution from the Company, which is subject to a cap equal to 7% of eligible compensation.

Other Matters

The Compensation Committee also considers the accounting, tax, and administrative costs of specific executive compensation programs, and seeks to balance the earnings, tax and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly qualified executives. The Compensation Committee also recognizes that regulatory factors can influence the structure of executive compensation programs and takes those into account as appropriate.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee
Barbara L. Smith, Chairman
David K. Grant
S. Stephen Singh

Summary Compensation Table

The following tables and related narratives present the compensation for the Company's NEOs in the format specified by the SEC for each of the last three fiscal years.

Name and Principal Position:	Year	Salary	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Comp. (2)	All Other Comp. (3)	Total
Brent J. Beardall President and Chief Executive Officer	2020	$700,000	$1,061,444	$—	$—	$82,454	$1,843,898
	2019	675,000	908,888	—	609,000	70,961	2,263,849
	2018	563,750	813,100	—	900,000	62,866	2,339,716

Vincent L. Beatty Executive Vice President and Chief Financial Officer	2020	344,000	373,654	—	—	40,961	758,615
	2019	323,500	338,062	—	189,080	40,514	891,156
	2018	308,500	406,550	—	316,000	53,077	1,084,127

Cathy E. Cooper Executive Vice President and Retail Banking Group Manager	2020	340,000	373,654	—	—	41,279	754,933
	2019	295,000	295,804	—	179,800	36,801	807,405
	2018	237,500	304,913	—	250,000	27,707	820,120

Ryan M. Mauer Executive Vice President and Chief Credit Officer	2020	272,500	234,231	—	—	20,576	527,307
	2019	179,858	19,229	17,403	89,929	18,252	324,671
	2018	161,100	27,960	—	60,795	16,418	266,273

Kim E. Robison Executive Vice President and Operations Manager	2020	340,000	373,654	—	—	39,969	753,623
	2019	282,500	295,804	—	179,800	30,108	788,212
	2018	193,750	304,913	—	200,000	23,053	721,716

1.Represents the estimated fair value of the restricted stock grants. Restricted stock grants vest ratably over three years and the fair value is calculated as the market price of the stock on the day of grant multiplied by the number of shares granted. The fair value for performance shares grants is based on a target of 35% vesting, which represents the mid-point of the total shareholder return range and an estimated 50% likelihood of achieving that level, and is calculated in accordance with U.S. GAAP. Refer to the table on page 27 for the maximum possible vesting of performance shares. As required by SEC rules these amounts are the fair value on date of grant and do not reflect the amount realized by the NEOs.
2.These amounts represent cash incentives earned under the Short-Term Incentive Compensation Plan.
3.Further descriptions of the amounts set forth under “All Other Compensation” for fiscal 2020 are set forth in the table below.

The Company does not maintain any pension plans or any non-qualified individual account plans or deferred compensation plans for any employee or director.

All Other Compensation Table

Name and Principal Position:	Year	Retirement Plan Contribution (1)	Other (2)	Total
Brent J. Beardall President and Chief Executive Officer	2020	$77,000	$5,454	$82,454
	2019	63,250	7,711	70,961
	2018	50,050	12,816	62,866

Vincent L. Beatty Executive Vice President and Chief Financial Officer	2020	35,860	5,101	40,961
	2019	33,312	7,202	40,514
	2018	47,190	5,887	53,077

Cathy E. Cooper Executive Vice President and Retail Banking Group Manager	2020	34,100	7,179	41,279
	2019	27,500	9,301	36,801
	2018	22,000	5,707	27,707

Ryan M. Mauer Executive Vice President and Chief Credit Officer	2020	20,441	135	20,576
	2019	18,117	135	18,252
	2018	16,283	135	16,418

Kim E. Robison Executive Vice President and Operations Manager	2020	34,100	5,869	39,969
	2019	22,000	8,108	30,108
	2018	17,418	5,635	23,053

1.Contributions are made directly into the Washington Federal 401(k) Plan up to the limit as provided in statute. Contributions in excess of this amount are paid directly in cash to the NEO.
2.Includes auto, parking, long-term care and disability insurance premiums and other perquisites described above.

Grants of Plan-Based Awards for the 2020 Fiscal Year

The following table sets forth certain information with respect to grants of plan-based awards for the year ended September 30, 2020 to the NEOs. Grants of equity incentive plan awards to each NEO were made pursuant to the Company's Incentive Plan. There can be no assurance that the grant date fair value of the stock awards listed below will ever be realized.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All other equity awards (#) (2)	Grant date fair value of equity awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brent J. Beardall	10/31/19	—	350,000	1,050,000	—	—	—	15,200	555,864
	10/31/19				9,875	13,825	39,500		505,580
Vincent L. Beatty	10/31/19	—	172,000	344,000	—	—	—	6,700	245,019
	10/31/19				2,513	3,518	10,050		128,635
Cathy E. Cooper	10/31/19	—	170,000	340,000	—	—	—	6,700	245,019
	10/31/19				2,513	3,518	10,050		128,635
Ryan M. Mauer	10/31/19	—	136,250	272,500	—	—	—	4,200	153,594
	10/31/19				1,575	2,205	6,300		80,637
Kim E. Robison	10/31/19	—	170,000	340,000	—	—	—	6,700	245,019
	10/31/19				2,513	3,518	10,050		128,635

1.Represents Performance Stock Awards (in # shares) that vest 33% per year based on approved total shareholder return thresholds. Mr. Beatty's award vests 50% per year based on approved total shareholder return thresholds. Threshold # of shares represents 25% vesting, which is based on achievement of a 9% total shareholder return. Target # shares represents 35% vesting, which represents the mid-point of the total shareholder return range and an estimated 50% likelihood of achieving that level.
2.Represents Restricted Stock Award that vests in equal annual increments over three years. Mr. Beatty's award vests in equal annual increments over two years.
3.The fair value of Restricted Stock Awards is calculated based on the Company's closing stock price on the day of grant multiplied by the number of shares granted. The fair value of Performance Stock Awards is calculated based on the Company's closing stock price on the day of grant multiplied by a probability factor to estimate the likelihood of achieving the required total shareholder return. The closing stock price was $36.57 on October 31, 2019.

Outstanding Equity Awards at Fiscal Year End

The following tables set forth information on outstanding stock awards held by the NEOs at September 30, 2020.

	Stock Awards
		# of	# of Shares	$ Market Value
	Grant	Years	of Unvested	of Unvested
Name	Date	Vesting	Restricted Stock	Restricted Stock (1)

Brent J. Beardall	10/31/2019	3	15,200	317,072
Brent J. Beardall	10/31/2019	3	39,500	823,970
Brent J. Beardall	10/23/2018	3	13,000	271,180
Brent J. Beardall	10/23/2018	3	25,333	528,446
Brent J. Beardall	10/30/2017	3	5,333	111,246
Brent J. Beardall	10/30/2017	3	8,000	166,880
			106,366	2,218,795
Vincent L. Beatty	10/31/2019	3	6,700	139,762
Vincent L. Beatty	10/31/2019	3	10,050	209,643
Vincent L. Beatty	10/23/2018	3	5,333	111,246
Vincent L. Beatty	10/23/2018	3	8,000	166,880
Vincent L. Beatty	10/30/2017	3	2,667	55,634
Vincent L. Beatty	10/30/2017	3	4,000	83,440
			36,750	766,605
Cathy E. Cooper	10/31/2019	3	6,700	139,762
Cathy E. Cooper	10/31/2019	3	10,050	209,643
Cathy E. Cooper	10/23/2018	3	4,667	97,354
Cathy E. Cooper	10/23/2018	3	7,000	146,020
Cathy E. Cooper	10/30/2017	3	2,000	41,720
Cathy E. Cooper	10/30/2017	3	3,000	62,580
Cathy E. Cooper	10/30/2015	5	200	4,172
			33,617	701,251
Ryan M. Mauer	10/31/2019	3	4,200	87,612
Ryan M. Mauer	10/31/2019	3	6,300	131,418
Ryan M. Mauer	12/4/2018	5	560	11,682
Ryan M. Mauer	12/1/2017	5	480	10,013
Ryan M. Mauer	10/14/2016	5	400	8,344
Ryan M. Mauer	10/30/2015	5	150	3,129
			12,090	252,197
Kim E. Robison	10/31/2019	3	6,700	139,762
Kim E. Robison	10/31/2019	3	10,050	209,643
Kim E. Robison	10/23/2018	3	4,667	97,354
Kim E. Robison	10/23/2018	3	7,000	146,020
Kim E. Robison	10/30/2017	3	2,000	41,720
Kim E. Robison	10/30/2017	3	3,000	62,580
Kim E. Robison	10/14/2016	5	800	16,688
Kim E. Robison	10/30/2015	5	150	3,129
			34,367	716,896

(1) The value of the restricted stock awards is calculated by multiplying the number of shares by $20.86, the closing market price for the Company's common stock on September 30, 2020.

Stock Vested During Fiscal 2020

The following table sets forth information regarding vesting of restricted stock that occurred during fiscal 2020 for each of our NEOs on an aggregated basis.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Brent J. Beardall	44,167	1,610,329
Vincent L. Beatty	17,500	638,050
Cathy E. Cooper	16,134	588,246
Ryan M. Mauer	750	27,345
Kim E. Robison	11,484	418,707

(1) Represents Restricted Stock Awards. The value of the shares of Common Stock acquired upon vesting of the award is calculated by multiplying the number of shares by the closing price of the Company's common stock on the date the award vests.

Potential Payments Upon Termination or Change in Control

Change in Control

Each of the Company's NEOs are parties to a Change of Control Agreements with the Company (collectively, the "Covered NEOs" and each a "Covered NEO"). The Change of Control Agreements have a double trigger that provides for a severance payment to the Covered NEO if the Company experiences a Change of Control (as defined in the Change of Control Agreements) and the Covered NEO's employment terminates during the three years after a Change of Control.

Specifically, the Change of Control Agreements provide that the Covered NEO will receive payment only if, in connection with a Change of Control, the Covered NEO’s employment is terminated involuntarily by the Company (including any successor in such Change in Control) without Cause or voluntarily by the Covered NEO for Good Reason, each of which are defined in the Change of Control Agreements. If employment is terminated by the Company without Cause or by such Covered NEO for Good Reason during the first three years after a Change of Control, the Covered NEO will receive a lump sum payment on the 60th day following termination equal to the sum of (1) the pro-rata annual bonus due to such Covered NEO for the portion of the year worked prior to the termination, based upon the higher of (a) such NEO’s highest bonus paid by the Company under the Company’s annual incentive plans for the three years preceding the Change of Control and (b) the annual bonus paid or payable to the Covered NEO for the last fiscal year (the “Highest Annual Bonus”); (2) a lump sum payment equal to the product of (a) a multiple of 2 for all Covered NEOs, times (b) the sum of (i) the Covered NEO’s annual base salary and (ii) the Highest Annual Bonus (the “Severance Payment”) and (3) a lump sum payment equal to the present value of the continuation for 2 years after the Covered NEO’s date of termination of employee welfare benefits to the Covered NEO or the Covered NEO’s family that are at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies in effect on the date of termination. Any such Covered NEO will also receive all unpaid vacation pay through the date of termination in accordance with the Company’s policies applicable to all employees and may receive outplacement assistance.

If a Covered NEO's employment is terminated for his or her death or disability during the first three years after a Change of Control, the Covered NEO will receive an additional lump sum payment on the 60th day following termination equal to a pro-rata annual bonus due to such Covered NEO for the portion of the year worked prior to the termination equal to the Highest Annual Bonus amount.

In addition, pursuant to the Company's Incentive Plan, all unvested restricted stock awards will become fully vested upon a change of control (as defined in the Incentive Plan) of the Company.

Except for the Change of Control Agreements described above, none of the NEOs have employment agreements and are “at will” employees.

The Change of Control Agreements have a cap that could reduce payments to the executive so as not to trigger the application of Section 280G of the Internal Revenue Code. Payments treated as excess parachute payment under Code Section 280G are subject to a 20 percent excise tax in addition to applicable income and payroll taxes, and moreover the Company cannot deduct such excess parachute payment. The Change of Control Agreements require that all payments or distributions by the Company to the executive will be reduced if necessary to avoid having excess parachute payment under Code Section 280G, but such reduction applies only if it would leave the executive with a better after-tax result compared with no reduction.

The following table quantifies the payments that would be made to Covered NEOs if the Company experienced a Change of Control as of September 30, 2020 and they were terminated by the Company without Cause or voluntarily by the Covered NEOs with good reason:

	Potential Change in Control Payments
Name	Severance Payment	Highest Bonus Amount (1)	Vesting of Stock Options (#) (3)	Vesting of Restricted Stock and Performance Shares (2) (3) (4)	Benefits Payment (5)	Total
Brent J. Beardall	$1,400,000	$1,800,000	$—	$2,218,795	$41,118	$5,459,913
Vincent L. Beatty	688,000	632,000	—	766,605	41,118	2,127,723
Cathy E. Cooper	680,000	500,000	—	701,251	41,118	1,922,369
Ryan M. Mauer	545,000	179,858	—	252,197	41,118	1,018,173
Kim E. Robison	680,000	400,000	—	716,896	31,744	1,828,640

1.Each Covered NEO would also receive the payments set forth in this column if termination following a Change of Control is due to death or disability.
2.Based on a price per share of $20.86, the closing market price for the Company's common stock on September 30, 2020.
3.Pursuant to the Company's Incentive Plan applicable to all employees, all unvested stock options and restricted stock awards will become fully vested upon a “change in control” of the Company. A “change in control” is defined in the Incentive Plans to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of twenty-four consecutive months during the term of an Option, individuals who at the beginning of such period constitute the Board of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director who was not a director at the date of grant has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.
4.Each Covered NEO would also receive the payments set forth in this column if terminated after a change of control due to death or disability.
5.The value of the continuation of benefits under our medical, dental and vision plan is estimated based on the per-employee cost of that plan for the Covered NEO during 2020.

PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act mandated the SEC adopt a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Company’s Chief Executive Officer (“CEO”).

The SEC rule requires the disclosure of (i) the median of the annual total compensation of all employees of the company, except the CEO, (ii) the annual total compensation of the CEO; and (iii) the ratio of the two amounts.

In determining the median employee, a listing was prepared of all employees as of September 30, 2020. Wages and salaries were annualized for those employees that were not employed for the full year of 2020. The median amount was selected from the annualized list based upon the Company’s tax records. For simplicity, the value of the Company’s 401(k) plan and medical benefits provided was excluded as all employees including the CEO are offered the exact same benefits and the Company utilizes the Internal

Revenue Service safe harbor provision for 401(k) discrimination testing. As of September 30, 2020, the Company employed 2,080 persons (including the CEO) of which 2,067 are full time and 13 are part time.

Ratio:

•The median of the annual total compensation of all our employees (other than our CEO): $49,175
•Mr. Beardall’s annual total compensation, as reported in our 2020 Summary Compensation Table: $1,843,898
•Based on this information, the ratio of the annual total compensation of Mr. Beardall to the median of the annual total compensation of all employees is estimated to be 37 to 1.
The ratio above is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. Given the rule’s flexibility, the method the Company used to determine the median employee may be different from its peers, so the ratios may not be comparable.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation received by each of the Directors of the Company during fiscal 2020, other than Mr. Beardall whose executive officer compensation is fully reflected in the Summary Compensation Table and the other related tables in the discussion above.

	Fees Earned or Paid in Cash	Fair Value of Stock Awards (1)	All Other Compensation	Total
Linda Brower	$54,500	$75,023	$—	$129,523
Stephen M. Graham	56,750	75,023	—	131,773
David K. Grant	59,000	75,023	—	134,023
Anna C. Johnson (2)	21,250	75,023	—	96,273
Thomas J. Kelley	93,500	75,023	—	168,523
S. Steven Singh	56,000	75,023	—	131,023
Barbara L. Smith	56,000	75,023	—	131,023
Mark N. Tabbutt	53,750	75,023	—	128,773
Randall H. Talbot	59,000	75,023	—	134,023

1.These amounts reflect the dollar value of the compensation cost of all outstanding stock awards or option awards recognized over the requisite service period, computed in accordance with FASB ASC 718. The assumptions made in valuing the stock awards are included under the caption “Stock Award Plans” in Note P of Notes to Consolidated Financial Statements in the 2020 Annual Report on Form 10-K and such information is incorporated herein by reference.
2.Anna C. Johnson served on the Board until her term expired with the Annual Meeting on Wednesday, January 22, 2020. Amounts represent her partial year of service.

Director Fees

During the past fiscal year, Directors were paid an annual retainer of $36,000 except for the Chairman of the Board, who received an annual retainer of $81,000. Each Director is also paid a fee of $2,500 for each board meeting attended. Members of the Audit, Compliance, Compensation, Executive, Regulatory Compliance, Risk Management, Information Technology and Nominating and Governance Committees receive a fee of $750 per committee meeting attended. Committee Chairs receive a fee of $1,500 per meeting. Directors participating in committee and board meetings by telephone received one-half the normal fee. The Executive Chairman of the Board and our CEO receive no fees or additional compensation for activities related to the Board. Stock awards to Directors are anticipated to continue in future years as a means to increase alignment of directors with the Company's shareholders.

The Director Emeritus receives a monthly retainer of $1,500; a director receives the title of Director Emeritus and is entitled to receive a monthly director emeritus fee upon retirement from the Board after serving as a director for 30 or more years. Currently Mr. W. Alden Harris is the Company’s only Director Emeritus.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF WASHINGTON FEDERAL'S
NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Company's executive officers, as described above under “Compensation Discussion and Analysis,” the compensation tables and narrative discussions of NEO compensation in this proxy statement.

The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. The Board and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under "Compensation Discussion and Analysis." NEO compensation for 2020 reflects the effectiveness of the Company's executive compensation program in fulfilling its objectives. The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

The Company's Board has requested a shareholder vote on the Company's executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding NEO compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company's shareholders the opportunity to endorse or not endorse the Company's executive pay program and policies through the following non-binding resolution:

“RESOLVED, that the compensation of the named executive officers, as disclosed in this proxy statement under "Executive Compensation," including "Compensation Discussion and Analysis," and the related narrative disclosures, is hereby approved."

This is an advisory vote only, and neither the Company nor the Board will be bound to take action based upon the outcome. However, the Board and Compensation Committee will review the results of the vote and will consider the vote of the shareholders when making decisions regarding future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At the Annual Meeting, shareholders of the Company will be asked to ratify the appointment of Deloitte & Touche LLP ("Deloitte"), as the Company's independent registered public accountants for the fiscal year ending September 30, 2021. This appointment was recommended and approved by the Audit Committee of the Company. If the shareholders do not ratify the appointment of Deloitte, then the Audit Committee may reconsider the appointment. Even if the selection of Deloitte is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Deloitte will be present during the virtual Annual Meeting and available to respond to appropriate questions and will be given an opportunity to make a statement if the representative chooses to do so.

Deloitte has advised the Company that neither the firm nor any of its members has any relationship with the Company or any of its subsidiaries other than the usual relationship that exists between independent registered public accountants and clients.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE BY SHAREHOLDERS "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2021

PRINCIPAL ACCOUNTING FEES AND SERVICES

Aggregate billings for the professional services rendered to the Company by Deloitte for the 2020 and 2019 fiscal years were as follows:

	2020	2019
Audit Fees	$985,000	$965,000
Audit Related Fees	—	95,000
Tax Fees	14,709	23,602
Other Fees	2,086	2,086
Total Fees	$1,001,795	$1,085,688

Audit Fees related to the audits of the Company's annual financial statements for the fiscal years ended September 30, 2020 and 2019, reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for those years and consents related to various filings with the SEC. Audit Related Fees pertained to accounting consultations and other services for the implementation of new or emerging accounting standards or other matters not within the original scope of the 2019 audit. Tax Fees related to consulting services rendered for the fiscal years ended September 30, 2020 and 2019. Other Fees related to subscriptions to accounting research tools.

The Audit Committee of the Board has implemented procedures under the Company's Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the "Pre-Approval Policy") to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company's independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically approved by the Audit Committee before the service may be provided by the Company's independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit services provided by Deloitte to the Company in 2020 and 2019 were pre-approved by the Audit Committee.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by the Company and it will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

SHAREHOLDER PROPOSALS

No shareholder proposals were submitted in connection with this Annual Meeting.

Any proposal that a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 425 Pike Street, Seattle, Washington 98101 no later than August 9, 2021. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for the next Annual Meeting of Shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

Shareholder proposals that are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an Annual Meeting pursuant to Section 2.15 of the Company's Amended and Restated Bylaws, which provides that business at an Annual Meeting of Shareholders must be: (a) properly brought before the meeting by or at the direction of the Board of the Company; or (b) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices at 425 Pike Street, Seattle, Washington 98101 no later than ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding Annual Meeting of Shareholders of the Company, or not later than September 8, 2021 in connection with the Annual Meeting of Shareholders for the fiscal year 2021. Such shareholder's notice is required to set forth certain information specified in the Company's Amended and Restated Bylaws. A shareholder should carefully read our bylaws to comply with the notice requirements for such shareholder proposals and shareholder nominees for director.

ANNUAL REPORTS

Shareholders of record as of the Record Date for the Annual Meeting are being forwarded a copy of the Company's Annual Report to Shareholders for the fiscal year ended September 30, 2020 (the "Annual Report"). Included in the Annual Report are the consolidated statements of financial condition of the Company as of September 30, 2020 and 2019 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2020, prepared in accordance with generally accepted accounting principles, and the related report of Washington Federal's independent auditors. The Annual Report is not a part of this Proxy Statement.

Upon receipt of a written request, the Company will furnish to any shareholder without charge a copy of its Annual Report on Form 10-K filed with the SEC under the Exchange Act for the fiscal year ended September 30, 2020. Upon written request and a payment of a copying charge of $.10 per page, Washington Federal will furnish to any such shareholder a copy of the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to Vincent L. Beatty, Executive Vice President and Chief Financial Officer, Washington Federal, Inc., 425 Pike Street, Seattle, Washington 98101. The Annual Report on Form 10-K is not a part of this Proxy Statement. The Annual Report on Form 10-K, together with this Proxy Statement and all SEC filings are available through the Company's website: www.wafdbank.com.

425 PIKE STREET
SEATTLE, WA 98101-2334

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 21, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WAFD2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 21, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D25595-P45834-Z78389

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASHINGTON FEDERAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark N. Tabbutt
02) Brent J. Beardall
03) S. Steven Singh

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. ADVISORY VOTE ON THE COMPENSATION OF WASHINGTON FEDERAL'S NAMED EXECUTIVE OFFICERS.	☐	☐	☐
3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.	☐	☐	☐

If you want to cumulate your votes, please mark here and write in your instructions on the reverse side. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Annual Meeting of Shareholders of
WASHINGTON FEDERAL, INC.
January 26, 2021

Please date, sign and mail your proxy card
in the envelope provided
as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D25596-P45834-Z78389

WASHINGTON FEDERAL, INC.
This Proxy Is Solicited On Behalf Of The Board Of Directors.

The undersigned hereby appoints Executive Vice President and Chief Financial Officer Vince Beatty and Executive Vice President and Operations Manager Kim Robison, and each of them, as Proxies for the undersigned, each with the power to appoint his or her substitute, to vote as designated on the reverse side, all the shares of Common Stock of Washington Federal, Inc. ("Washington Federal") held of record by the undersigned on November 23, 2020, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/WAFD2021 on Tuesday, January 26, 2021 at 2:00 p.m. Pacific Time, or at any adjournment thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, then this proxy will be voted FOR the nominees named under Proposal 1 and FOR Proposals 2 and 3. **In the discretion of the Proxies, shares may be voted cumulatively so as to elect the maximum number of nominees for director.**

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of Washington Federal called for the 26th day of January 2021 and a Proxy Statement for such Annual Meeting prior to the signing of this proxy.

In view of the importance of the action to be taken and to save the cost of further proxy solicitation, we urge you to mark, sign, date and return the proxy card promptly using the enclosed envelope. This proxy may be revoked at any time before it is exercised.

CUMULATE: ______________________________

____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on January 26, 2021.

WASHINGTON FEDERAL, INC.

425 PIKE STREET
SEATTLE, WA 98101-2334

D25598-P45834-Z78389

Meeting Information

Meeting Type: Annual Meeting
For holders as of: November 23, 2020
Date: January 26, 2021 **Time:** 2:00 p.m. Pacific Time
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/WAFD2021.

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/WAFD2021 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 12, 2021 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote By Internet:

Before The Meeting:

Go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

During The Meeting:

Go to *www.virtualshareholdermeeting.com/WAFD2021*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

D25599-P45834-Z78389

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

   Nominees:

   01) Mark N. Tabbutt
   02) Brent J. Beardall
   03) S. Steven Singh

The Board of Directors recommends you vote FOR proposals 2 and 3.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

D25600-P45834-Z78389